Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 2

TO

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of February 20, 2020, to the BUSINESS COMBINATION AGREEMENT, dated as of April 29, 2018 (the “Original Agreement”), and amended by Amendment No. 1, dated as of July 26, 2019 (“Amendment No. 1,” and the Original Agreement, as amended by Amendment No. 1, the “Agreement”), by and among T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), and, for the limited purposes of the covenants and representations and warranties set forth in the Agreement that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands (“DT Holdco”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”).

RECITALS

WHEREAS, Section 8.3 of the Agreement permits the parties to amend the Agreement by an instrument in writing signed on behalf of each of the parties and duly approved by the parties’ respective Boards of Directors (or comparable governing body) or a duly authorized committee thereof; and

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1    Definitions. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning given to such term in the Agreement. Each reference herein to “the date of this Amendment” shall refer to the date first set forth above and each reference to “the date of this Agreement” or similar references shall refer to April 29, 2018. For purposes of this Amendment and the Agreement as amended by this Amendment, “Amendment Effective Date” shall mean the date first set forth above.

ARTICLE II

AMENDMENTS TO THE AGREEMENT

2.1    Amendment to Section 1.3 of the Agreement. Section 1.3 of the Agreement shall be amended and restated in its entirety as follows:

Closing. Unless otherwise mutually agreed in writing between Sprint and T-Mobile, the closing of the Merger Transactions (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 9:00 a.m., New York time, on the first day of a calendar month, other than any month that is the third month of a calendar quarter (or, if such day is not a business day, the following business day), which such day (the “Closing Date”) is at least three (3) business days following the day on which the last to be satisfied or waived (other than those conditions that are not legally permitted to be waived) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

2.2    Amendment to Section 2.4(a)(ii) of the Agreement. Section 2.4(a)(ii) of the Agreement shall be amended and restated in its entirety as follows:

SoftBank shall designate four of such 14 directors prior to the Effective Time. Of such four designees, at least two of such designees shall be designated following consultation with DT and the independent directors of Sprint and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, one of whom shall also qualify as the “Security Director” (or equivalent) to the extent required by the national security agreement among Sprint, SoftBank, the Department of Justice, the Department of Homeland Security and the Department of Defense, or any successor or replacement agreement or arrangement that may be entered into in connection with the transactions contemplated hereby or by the Stockholders’ Agreement or the Voting and Proxy Agreement;

2.3    Amendment to Section 5.1(a)(viii) of the Agreement. Section 5.1(a)(viii) of the Agreement shall be amended and restated in its entirety as follows:

create, incur or assume any Indebtedness for borrowed money; issue any debt securities or any right to acquire debt securities; assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the Indebtedness of another person; enter into any agreement to maintain any financial condition of another person; enter into any securitization or factoring arrangement; or enter into any arrangement having the economic effect of any of the foregoing, except for:

(A)    Indebtedness under the existing (I) $2.0 billion revolving credit facility under the Credit Agreement, dated as of February 3, 2017, among Sprint Communications, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, as in effect on the Amendment Effective Date; and (II) $4.5 billion accounts receivable facility under the Third

Amended and Restated Receivables Purchase Agreement, dated as of June 29, 2018, by and among Sprint Spectrum L.P., certain Sprint special purpose entities, certain financial institutions from time to time party thereto, The Bank of Tokyo Mitsubishi UFJ, Ltd., New York Branch, SMBC Nikko Securities America, Inc., and Mizuho Bank, Ltd., as amended by that certain First Amendment to the Third Amended and Restated Receivables Purchase Agreement, dated as of December 20, 2018, as in effect on the Amendment Effective Date;

(B)    any Indebtedness incurred to refinance or replace Sprint Communications, Inc.’s $1.0 billion of 7.000% Guaranteed Notes due 2020, which refinancing Indebtedness shall be in an amount not to exceed the amount of Indebtedness refinanced thereby, plus accrued and unpaid interest thereon, and customary fees and expenses relating thereto;

(C)    any intercompany Indebtedness solely among Sprint and/or its direct or indirect wholly owned subsidiaries;

(D)    incremental Indebtedness for borrowed money used to finance the acquisition of wireless spectrum under Section 5.1(a)(v)(C) after the date hereof and prior to the Closing Date, not to exceed $1.0 billion in the aggregate outstanding at any time;

(E)    incremental Indebtedness for borrowed money incurred on or after the Amendment Effective Date, not to exceed $2.0 billion in the aggregate outstanding at any time; and

(F)    guarantees by Sprint or its wholly owned subsidiaries of Indebtedness for borrowed money of Sprint or its wholly owned subsidiaries (other than intercompany Indebtedness) to the extent that (1) such guarantee is required by the terms of such Indebtedness and (2) such Indebtedness is in existence on the date hereof or incurred in compliance with clauses (A) through (E) of this Section 5.1(a)(viii);

provided that any such Indebtedness incurred pursuant to the foregoing clauses (B), (D) or (E) is prepayable at par at any time (except, in the case of any term loan B, for any customary 101 “soft call” and, for the avoidance of doubt, any reasonable and customary original issue discount associated with the incurrence of any Indebtedness permitted to be incurred under this Section 5.1(a)(viii) shall not be deemed or considered a prepayment penalty or fee of any kind); provided, further, that the foregoing shall not limit the incurrence of Indebtedness pursuant to any Pre-Merger Financing Transaction in accordance with Section 6.17;

2.4    Additional Provisions relating to Section 6.3 of the Agreement.

(a)    Section 6.3(b) is hereby amended and restated in its entirety as follows:

(b)    In furtherance and not in limitation of Section 6.3(a), each of Sprint and T-Mobile agrees to submit (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) appropriate filings, if any are required, pursuant to other Antitrust Laws as promptly as practicable, (iii) appropriate filings with the FCC (including any petition for declaratory ruling regarding foreign ownership and any applications and filings pertaining to the transfer of control of the Sprint FCC Licenses and, if required, the T-Mobile FCC Licenses pursuant to the Merger Transactions) and any PUCs or similar state or foreign regulatory bodies, (iv) appropriate filings with CFIUS, (v) appropriate submissions to DSS and, to the extent applicable, any other Governmental Entity, pursuant to the NISPOM and any other applicable national or industrial security regulations, and appropriate submissions and requests for approval under any applicable foreign ownership, control or influence requirements (“FOCI”), and (vi) any other necessary filings with other Governmental Entities relating to the Merger Transactions, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to such Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Governmental Consents as soon as practicable. The parties further agree that their agreement to use “reasonable best efforts” in this Section 6.3 shall not require any party to propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, (I) the sale, divestiture, license or disposition of any assets or businesses of any party or its subsidiaries or (II) restrictions, limitations or conditions relating to, or actions that after the Effective Time would limit T-Mobile’s or its subsidiaries’ freedom of action or operations with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding; provided, that the foregoing will not limit the parties’ respective obligations (A) to act in good faith and (B) in respect of each Specified Matter, in accordance with, and subject to, Section 6.3(d) of this Agreement.

(b)    Section 6.3(d) of the Agreement is hereby amended to delete clauses (i), (ii) and (iii) thereof in their entirety and to replace such clauses (i), (ii) and (iii) with the following (it being understood that no other clause set forth in such Section 6.3(d) shall be renumbered or otherwise amended or modified as a result thereof):

(i) – (iii) any loss, cost or diminution in value following the Amendment Effective Date of an amount in the aggregate in excess of the limitation (the “Specified Cost Limitation”) in connection with each matter (each, a “Specified Matter”), in each case as set forth on Part 1 of Section 6.3(d)(i) of the T-Mobile Disclosure Letter, measured on a net present value basis (except as otherwise provided in Part 1 of Section 6.3(d)(i) of the T-Mobile Disclosure Letter), to T-Mobile, Sprint and their respective subsidiaries following the Merger, taking into account the loss, cost or diminution in value of the expected synergies of the Merger, as compared to such persons if such action were not taken, in accordance with Part 1 of Section 6.3(d)(i) of the T-Mobile Disclosure Letter;

(c)    A new Section 6.3(e) shall be added to the Agreement as follows:

(e)    Notwithstanding anything in this Agreement (including Section 6.7) to the contrary, each of SoftBank and T-Mobile shall bear 50% of (A) any loss, cost or diminution in value relating to each Specified Matter, and (B) any other loss, cost or diminution in value, in case of each of clause (A) and (B), in accordance with, and calculated pursuant to, Part 2 of Section 6.3(d)(i) of the T-Mobile Disclosure Letter.

(d)    Section 2.3 (including Schedule A) of Amendment No. 1 is hereby deleted in its entirety and has no further force or effect. For the avoidance of doubt in connection with the amendment of Section 6.3 of the Agreement and Section 2.3 (including Schedule A) of Amendment No. 1 pursuant hereto, (i) each party hereby consents to each and every restriction, limitation or condition of a type contemplated by Section 6.3 of the Agreement and set forth in a written agreement executed and delivered by T-Mobile prior to the date of this Amendment and (ii) any action that would constitute a Regulatory Material Adverse Condition (or any waiver of a Regulatory Material Adverse Condition) shall require the prior written consent of each of T-Mobile, Sprint, DT and SoftBank.

2.5    Acknowledgment relating to Section 7.1 of the Agreement. Without limiting Article VII of the Agreement, each party hereby acknowledges and agrees that as of the date of this Amendment, if the Closing were to be held on such date, (a) except for and subject to entry of final judgment pursuant to the Antitrust Procedures and Penalties Act in United States of America et al. vs. Deutsche Telekom AG et al., the condition set forth in Section 7.1(b) of the Agreement would be satisfied, and (b) except for and subject to the consent of the California PUC, the condition set forth in Section 7.1(c) of the Agreement would be satisfied, in each case on the basis of the consents obtained as of the date of this Amendment; provided, that the foregoing acknowledgement and agreement is made without prejudice to the right of each party to waive each such condition on the basis that entry of such final judgment and/or the consent of the California PUC is not required in connection with the transactions contemplated by the Agreement or otherwise.

2.6    Amendment to Section 8.1(b)(i) of the Agreement. Section 8.1(b)(i) of the Agreement shall be amended and restated in its entirety as follows:

if the Merger Transactions shall not have been consummated on or before July 1, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to Sprint, if Sprint’s or any SoftBank Party’s, or T-Mobile, if T-Mobile’s or any DT Party’s, material breach of its obligations under this Agreement, the SoftBank Support Agreement or the DT Support Agreement, as applicable, has been the principal cause of, or principally resulted in, the failure of the Merger to be consummated by such time;

2.7    New Section 9.4 of the Agreement. A new Section 9.4 shall be added to the Agreement as follows:

Section 9.4.     Specified Claims Indemnification.

(a)    Effective from and after the SoftBank US Mergers Effective Time, SoftBank shall fully indemnify T-Mobile and its subsidiaries (including the SoftBank Surviving Entity, the Surviving Corporation and their respective subsidiaries) and each of its and their respective successors and assigns (each, a “Section 9.4 Indemnitee”) against and shall hold each of them harmless from (i) any and all damages payable to a third party pursuant to a final, non-appealable judgment, and other monetary Losses incurred or suffered by any such Section 9.4 Indemnitee (including amounts incurred or suffered by Sprint or any of its subsidiaries prior to the Closing Date, in accordance with (and subject to) Section 9.4(a)(i) of the Sprint Disclosure Letter) arising out of, attributable to or resulting from any third-party Action arising out of, attributable to or resulting from the matters set forth on Section 9.4(a)(i) of the Sprint Disclosure Letter, and (ii) the loss of value to T-Mobile and its subsidiaries (including the SoftBank Surviving Entity, the Surviving Corporation and their respective subsidiaries) arising out of, attributable to or resulting from any loss, termination, cancellation or other cessation of access to any spectrum owned, held, leased or licensed by, or otherwise made available to, Sprint or any of its subsidiaries as of the Amendment Effective Date (any such spectrum, the “Lost Spectrum”) that arises out of, is attributable to or results from the matters set forth on Section 9.4(a)(i)(B) of the Sprint Disclosure Letter, which such loss of value shall be determined in accordance with Section 9.4(a)(ii) of the Sprint Disclosure Letter (the matters set forth in (i) and (ii) together, the “Specified Claims”); provided that until the aggregate amount of all Losses for which indemnification is available under this Section 9.4 for the Specified Claims set forth on Section 9.4(a)(i)(B) of the Sprint Disclosure Letter exceeds $200,000,000, SoftBank shall only bear 50% of such Losses up to an aggregate of $200,000,000 of Losses. For clarity, if the aggregate amount of all Losses for which indemnification is available under this Section 9.4 for the Specified Claims set forth on Section 9.4(a)(i)(B) of the Sprint Disclosure Letter exceeds $200,000,000, SoftBank shall bear 100% of such Losses in excess of $200,000,000. Notwithstanding anything to the contrary in this Section 9.4, the maximum amount of all Losses for which indemnification is available under this Section 9.4 for the Specified Claims set forth on Section 9.4(a)(i)(B) of the Sprint Disclosure Letter is the amount set forth on Section 9.4(e)(i) of the Sprint Disclosure Letter.

(b)    The obligations of SoftBank to indemnify the Section 9.4 Indemnitees for the Specified Claims pursuant to this Section 9.4 shall survive the Closing with respect to any matter for which indemnification is claimed on or prior to the fifth (5th) year anniversary of the Closing Date until the final resolution of such claim.

(c)     Any liability of SoftBank under this Section 9.4 shall be satisfied by payment by SoftBank to T-Mobile of cash in United States dollars.

(d)    The amount of any losses for which indemnification is provided under this Section 9.4 will be reduced by any indemnity, contribution or similar payment, or insurance proceeds or similar source of reimbursement, actually recovered by the applicable Section 9.4 Indemnitee from any third party with respect thereto (net of any recovery or collection costs and expenses). If the amount of any payment required under this Section 9.4 is reduced pursuant to the prior sentence of this Section 9.4(d) after the date on which SoftBank is required pursuant to this Section 9.4 to pay such indemnification claim, the Section 9.4 Indemnitee will promptly reimburse SoftBank any amount that SoftBank would not have had to pay pursuant to this Section 9.4 had such amount been recovered or realized by the Section 9.4 Indemnitee, in each case at the time of such indemnification payment by SoftBank.

(e)    T-Mobile acknowledges and agrees that, after the Closing, except in the case of fraud, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Section 9.4 shall be pursuant to the indemnification provisions set forth in this Section 9.4. In furtherance of the foregoing, T-Mobile hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action relating to the subject matter of this Section 9.4 it may have against SoftBank arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 9.4 or in the case of fraud.

(f)    The provisions of Sections 9.3(a) (other than the second sentence), 9.3(b), 9.3(c), 9.3(d) and 9.3(f) shall apply mutatis mutandis with respect to the obligations of SoftBank to indemnify the Section 9.4 Indemnitees for the Specified Claims pursuant to this Section 9.4; provided, that (i) for clarity, references in each such provision to “Article IX Indemnitee” shall be understood to mean “Section 9.4 Indemnitee” and (ii) with respect to the Specified Claims, control of the defense and resolution thereof shall be in accordance with Section 9.4(e)(ii) of the Sprint Disclosure Letter. For the avoidance of doubt, the provisions of Section 9.3(g) shall apply to this Section 9.4.

(g)    T-Mobile shall, and shall cause its subsidiaries (including the Surviving Corporation) to, use commercially reasonable efforts to mitigate any Losses that are indemnifiable or recoverable under Section 9.4(a)(i), provided that notwithstanding the foregoing, no person entitled to indemnification under this Section 9.4 shall be required to, or to commit or agree to, (i) pay any amount, incur any obligation or liability, or offer, grant, commit or agree to any accommodation, limitation, restriction, condition, concession or remedy (financial or otherwise), in each case that is not (A) de minimis and ministerial or administrative in nature or (B) reimbursed and indemnified by SoftBank, (ii) take or do, or cause to be taken or done, or forgo from taking or doing, or causing to be taken or done, any action that such person in its reasonable discretion determines would contravene any agreement, instrument, permit, concession, franchise, license, authorization, consent, approval or Law, or (iii) have any duty to mitigate any losses that may be indemnifiable or recoverable under this Section 9.4 or in connection herewith, except as expressly set forth in this Section 9.4(g). The right of any person entitled to indemnification under this Section 9.4 to indemnification for any Losses shall not be affected by any investigation conducted, or knowledge or information acquired or capable of being acquired, by such person (or any representative of such person or its affiliates), whether before or after the date hereof or the Closing Date.

2.8    Amendment to Section 10.3 of the Agreement. The definition of “Material Adverse Effect” set forth in Section 10.3 of the Agreement shall be amended by adding the following proviso to the end of such definition:

; provided, further, that solely for purpose of Section 7.2(a) and Section 7.3(a) of this Agreement (and not for purposes of any other section or provision of this Agreement), any Effect that has been expressly disclosed and set forth in any Sprint SEC Document (with respect to Section 7.2(a)) or any T-Mobile SEC Document (with respect to Section 7.3(a)), in each case filed with the SEC since January 1, 2016 and publicly available at least two (2) business days prior to the Amendment Effective Date, but excluding any disclosures contained in any risk factors section, any section related to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature, shall, solely to the extent of the applicable disclosure as of the Amendment Effective Date, and without taking into account any worsening, deterioration or adverse consequence of, in or relating to such Effect thereafter, not be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect on Sprint or T-Mobile, as applicable, except in the case of fraud or intentional misrepresentation.

2.9    Sprint Disclosure Letter.

(a)    Item 8 of Section 5.1(a)(iii)(X) and Items 1 and 2 of Section 5.1(a)(viii) of the Sprint Disclosure Letter shall each be deleted in their entirety (it being understood that no other item set forth in such sections shall be renumbered or otherwise amended or modified as a result of such deletions).

(b)    Item 3 of Section 5.1(a)(viii) of the Sprint Disclosure Letter shall be amended and restated in its entirety as set forth in Schedule 1 to this Amendment.

(c)    Item 1 of Section 5.1(a)(xiii) of the Sprint Disclosure Letter shall be amended and restated in its entirety as set forth in Schedule 2 to this Amendment.

(d)    Section 5.1(a)(xvi) of the Sprint Disclosure Letter shall be amended and restated in its entirety as set forth in Schedule 3 to this Amendment.

(e)    A new Section 9.4 shall be added to the Sprint Disclosure Letter in the form attached as Schedule 4 to this Amendment.

2.10    T-Mobile Disclosure Letter.

(a)    Section 5.2(b)(xvi) of the T-Mobile Disclosure Letter shall be amended and restated in its entirety as set forth in Schedule 5 to this Amendment.

(b)    Section 6.3(d)(i) of the T-Mobile Disclosure Letter shall be amended and restated in its entirety as set forth in Schedule 6 to this Amendment.

2.11    Governance Documents.

(a)    The form of Amended and Restated Stockholders’ Agreement attached to the Agreement as Exhibit E is hereby amended as follows:

(i)	Article I is amended by adding the following definitions:

“Additional Shares Issuance Condition” shall have the meaning given to such term in the Letter Agreement.

“Letter Agreement” shall mean that certain letter agreement, dated as of February 20, 2020, by and among DT, SoftBank and the Company.

“Lower SoftBank Threshold Percentage” shall mean (a) from and after such time (if any) as the Additional Shares Issuance Condition has been satisfied, 10%, and (b) unless and until the Additional Shares Issuance Condition has been satisfied, 9%.

“Middle SoftBank Threshold Percentage” shall mean (a) from and after such time (if any) as the Additional Shares Issuance Condition has been satisfied, 15%, and (b) unless and until the Additional Shares Issuance Condition has been satisfied, 13%.

“Upper SoftBank Threshold Percentage” shall mean (a) from and after such time (if any) as the Additional Shares Issuance Condition has been satisfied, 22.5%, and (b) unless and until the Additional Shares Issuance Condition has been satisfied, 20%.

(ii)

The figure “22.5%” is deleted in each place where it appears in Section 3.1(a) (Board Representation) and Section 3.1(b) (Board Representation) and is replaced with the language “the Upper SoftBank Threshold Percentage”.

(iii)

The figure “15%” is deleted in each place where it appears in Section 3.1(b) (Board Representation) and Section 3.1(c) (Board Representation) and is replaced with the language “the Middle SoftBank Threshold Percentage”.

(iv)

The figure “10%” is deleted in each place where it appears in Section 3.1(c) (Board Representation) and Section 3.1(d) (Board Representation) and is replaced with the language “the Lower SoftBank Threshold Percentage”.

(v)

Section 3.1(a)(i)(B) is amended to delete the final clause “, and (y) one of such SoftBank Designees shall be the Chief Executive Officer of SoftBank as of the date of the Business Combination Agreement (or, if such Person is unable to serve, another Person designated by SoftBank)”, and to delete the “(x)” from the remaining language in the provision.

(b)    The definition of “Required Consolidation Shares” in the form of Voting and Proxy Agreement attached to the Agreement as Exhibit F is hereby amended as follows:

“Required Consolidation Shares” shall mean, as of any time, a number of shares of Common Stock equal to (i) 51% minus the Voting Percentage of the DT Stockholder as of immediately following the Effective Time, multiplied by (ii) the number of shares of Common Stock outstanding immediately following the Effective Time on a fully diluted basis (as adjusted (A) to reflect any change in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split and (B) upon satisfaction of the Additional Shares Issuance Condition (as defined in that certain letter agreement, dated as of February 20, 2020, by and among DT, SoftBank and the Company (the “Letter Agreement”), to increase such number of shares of Common Stock by an amount of shares equal to the difference between (X) such number as calculated giving effect to the surrender of the SoftBank Specified Shares Amount and the issuance of the Softbank True-Up Shares actually issued to SoftBank and/or its applicable affiliate(s) under the Letter Agreement (i.e., taking into account any shares withheld by the Company under the Letter Agreement) and (Y) such number as calculated giving effect only to the surrender of the SoftBank Specified Shares Amount (in each case, as defined in the Letter Agreement)); provided that, if after the Effective Time, the Voting Percentage of the DT Stockholder shall increase for any reason (including as a result of a share repurchase by the Company or as a result of the purchase of additional Shares by the DT Stockholder), then the Required Consolidation Shares shall be recalculated so that it shall be equal to a number of shares of Common Stock equal to (i) 51% minus the Voting Percentage of the DT Stockholder as of such time, multiplied by (ii) the number of shares of Common Stock outstanding as of such time on a fully diluted basis (it being understood that, after the Effective Time, and except as provided in the foregoing clauses (A) and (B), the number of Required Consolidation Shares may only stay the same or decrease, but not increase, at any time after the Effective Time); provided that upon the Proxy Fall Away Date, “Required Consolidation Shares” shall mean zero (0) shares of Common Stock.

ARTICLE III

ADDITIONAL REPRESENTATIONS AND WARRANTIES

3.1    Additional Representations and Warranties of T-Mobile, Merger Sub, Merger Company, DT and DT Holdco. Each of T-Mobile, Merger Sub, Merger Company, DT and DT Holdco represent and warrant to Sprint and SoftBank as follows: (i) such party has all requisite power and authority to execute, deliver and perform its obligations under this Amendment, (ii) the execution and delivery of this Amendment by such party have been duly authorized by all necessary action on the part of such party, and (iii) this Amendment has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Amendment by the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

3.2    Additional Representations and Warranties of Sprint, Starburst, Galaxy and SoftBank. Each of Sprint, Starburst, Galaxy and SoftBank represent and warrant to T-Mobile, Merger Sub, Merger Company and the DT Parties as follows: (i) such party has all requisite power and authority to execute, deliver and perform its obligations under this Amendment, (ii) the execution and delivery of this Amendment by such party have been duly authorized by all necessary action on the part of such party, and (iii) this Amendment has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Amendment by the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS AND GENERAL

4.1    Ratification; No Further Amendment. Except as expressly amended hereby, all terms, conditions and provisions of the Agreement shall remain unmodified and in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term, condition or provision of the Agreement or any of the documents, schedules or exhibits referred to therein. Any amendment or modification of this Amendment shall require the prior written consent of each of T-Mobile, Sprint, the DT Parties and the SoftBank Parties.

4.2    Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes. From and after the date of this Amendment, any reference in the Agreement to “this Agreement”, “hereof”, “herein”, and “hereunder” and words or expressions of similar import shall refer to the Agreement as amended by this Amendment. The provisions of Section 8.3 (Amendment), Section 8.4 (Extension; Waiver) and Article X (General Provisions) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

4.3    Entire Agreement. This Amendment, Amendment No. 1 and the Original Agreement (in each case, including the documents, exhibits, schedules and instruments referred to herein and therein), taken together with the Confidentiality Agreement, the Roaming Agreement and any other agreement entered into as of the date of, and with reference to, this Amendment by and among two or more parties hereto (as between such parties), constitute the entire agreement among the parties hereto, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Merger Transactions and the other transactions contemplated by the Agreement and this Amendment.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

T-MOBILE US, INC.

By:	/s/ G. Michael Sievert
Name:	G. Michael Sievert
Title:	President and Chief Operating Officer

SUPERIOR MERGER SUB CORPORATION

By:	/s/ G. Michael Sievert
Name:	G. Michael Sievert
Title:	President

HURON MERGER SUB LLC

By:	/s/ G. Michael Sievert
Name:	G. Michael Sievert
Title:	President

SPRINT CORPORATION

By:	/s/ Michel Combes
Name:	Michel Combes
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Business Combination Agreement]

DEUTSCHE TELEKOM AG

By:	/s/ Thorsten Langheim
Name:	Thorsten Langheim
Title:	Member of Management Board

By:	/s/ Dr. Axel Lützner
Name:	Dr. Axel Lützner
Title:	Vice President DT Legal

SOFTBANK GROUP CORP.

By:	/s/ Marcelo Claure
Name:	Marcelo Claure
Title:	Executive Vice President and Chief Operating Officer

STARBURST I, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

GALAXY INVESTMENT HOLDINGS, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

[Signature Page to Amendment No. 2 to Business Combination Agreement]

DEUTSCHE TELEKOM HOLDING B.V.

By:	/s/ F.C.W. Roose
Name:	F.C.W. Roose
Title:	Managing Director

By:	/s/ Ton Zijlstra
Name:	Ton Zijlstra
Title:	Managing Director

[Signature Page to Amendment No. 2 to Business Combination Agreement]